Exhibit 99.1

FMC Corporation	FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release	215.299.6000 phone
215.299.5998 fax

For Release: Immediate	www.fmc.com

Media contact: Jim Fitzwater - 215.299.6633
Investor relations contact: Andrew Sandifer - 215.299.6119

FMC Corporation Announces Fourth Quarter and Full-Year 2012 Results

•	Fourth quarter 2012 revenue up 10 percent to $1.0 billion, with adjusted operating profit up 19 percent, driven by record performance in Agricultural Products

•	Fourth quarter 2012 adjusted earnings of $0.81 per diluted share, up 2 percent with year-on-year growth reflecting a change in the effective tax rate versus the prior-year quarter

•	Full-year 2012 revenue up 11 percent to $3.7 billion, adjusted operating profit up 16 percent to $719 million

•	Full-year 2012 adjusted earnings of $3.48 per diluted share, up 16 percent versus 2011

•	First quarter 2013 outlook for adjusted earnings of $1.02 to $1.12 per diluted share, a 10 percent increase at midpoint of range

•	Full-year 2013 outlook for adjusted earnings of $3.81 to $4.01 per diluted share, a 12 percent increase at midpoint of range

PHILADELPHIA, February 6, 2013 - FMC Corporation (NYSE:FMC) today reported fourth quarter revenue of $1.0 billion, a 10 percent increase over the same period in 2011. The company reported net income of $102.2 million or $0.74 per diluted share, in the fourth quarter of 2012, versus net income of $77.9 million, or $0.55 per diluted share, in the fourth quarter of 2011. This quarter's results include charges of $9.4 million after tax, or $0.07 per diluted share, compared to charges of $33.7 million after tax, or $0.24 per diluted share, in the prior-year quarter. Excluding these items in both periods, adjusted earnings were $0.81 per diluted share in the current quarter, an increase of 2 percent versus the prior-year quarter.

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Page 2/ FMC Corporation Announces Fourth Quarter and Full Year 2012 Results

Full-year 2012 revenue of $3.7 billion increased 11 percent over 2011. Revenue was higher in all segments with particular strength in the Agricultural Products segment. The company reported net income of $416.2 million, or $3.00 per diluted share in 2012, versus net income of $365.9 million, or $2.55 per diluted share in 2011. 2012 results include charges of $67.1 million after tax, or $0.48 per diluted share, compared to charges of $63.0 million after tax, or $0.44 per diluted share in 2011. Excluding these items in both periods, adjusted earnings were $3.48 per diluted share in 2012, an increase of 16 percent versus 2011.

Pierre Brondeau, FMC president, CEO and chairman, said, “We ended 2012 with a solid fourth quarter, led by the strong performance of the Agricultural Products segment, which more than offset lower results in Specialty and Industrial Chemicals segments. Our adjusted operating earnings increased by 19 percent in the quarter on a revenue increase of 10 percent. Adjusted earnings per diluted share rose 2 percent with the growth in operating profit largely offset by a higher effective tax rate, especially when compared to the prior-year quarter's exceptionally low tax rate. For the full year, we delivered a 16 percent increase in adjusted operating profit and adjusted earnings per diluted share, despite a slightly higher tax rate. We continue to deliver strong performance and are making excellent progress towards our Vision 2015 goals.”

Segment Results
Agricultural Products' fourth-quarter segment revenues of $492.4 million increased 20 percent versus the prior-year quarter driven principally by continued strength in Latin America. Fourth-quarter segment earnings of $109.9 million increased 51 percent versus the year-ago quarter driven by volume gains in Latin America, contributions from acquired fungicides in Asia, and early season demand in North America. Full-year segment revenues of $1.76 billion were up 20 percent compared to 2011. For the full year, segment earnings were $450.7 million, an increase of 29 percent, resulting from volume gains in all regions.

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Page 3/ FMC Corporation Announces Fourth Quarter and Full Year 2012 Results
Specialty Chemicals' fourth-quarter segment revenues were $236.2 million, up 6 percent versus the year-ago quarter on higher volumes and pricing across the segment. Fourth-quarter segment earnings decreased 5 percent to $48.5 million primarily due to higher operating costs in Lithium, which despite posting its best quarterly performance of the year was still below prior-year profitability. Full-year segment revenues of $913.8 million increased 4 percent over 2011. For the full year, segment earnings of $189.5 million decreased 5 percent as higher selling prices across the segment were offset by higher operating costs in the Lithium business; higher raw material costs across the segment; and the unfavorable exchange rate impact of the weaker Euro and targeted investments in growth initiatives in BioPolymer.

Industrial Chemicals' fourth-quarter segment revenues of $272.2 million decreased 2 percent from the year-ago quarter. Fourth-quarter segment earnings of $38.0 million were down 10 percent, as a result of lower export pricing in soda ash, which was partially offset by higher domestic soda ash pricing and higher volumes across the segment. Full-year segment revenues of $1.076 billion increased 4 percent over 2011. For the full year, segment earnings of $165.4 million increased 7 percent, as higher selling prices and higher volumes were partially offset by operating cost increases and the poor performance of the zeolites product line, which the company exited in the third quarter of 2012.

Corporate and Other

In the fourth quarter, corporate expense was $19.4 million versus $17.3 million in the prior-year quarter. Interest expense, net, was $11.5 million as compared to $9.9 million in the year-ago quarter. Full-year corporate expense was $63.6 million versus $62.5 million in 2011. For the full year 2012 versus 2011, interest expense increased $5.9 million to $45.3 million. On December 31, 2012, gross consolidated debt was $965.1 million, and debt, net of cash, was $888.0 million. For the quarter, depreciation and amortization was $37.4 million and capital additions were $97.4 million. For the year, depreciation and amortization was $137.8 million and capital additions were $225.4 million.

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Outlook
Regarding the outlook for 2013, Brondeau said, “For the full year 2013, FMC will build on 2012's record results. We expect to deliver full-year adjusted earnings of $3.81 to $4.01 per diluted share, a 12 percent increase at the midpoint of this range. Our Agricultural Products segment expects to achieve its 10th consecutive year of record earnings, with pronounced strength in the early and later parts of the year. In Specialty Chemicals, our BioPolymer business will benefit from recently completed capacity increases, while we will continue to focus on improving operating performance in Lithium. In Industrial Chemicals, we expect export soda ash pricing to begin recovering in the second half of 2013, which will result in positive contributions to earnings growth for this segment. We also expect to begin seeing the benefits of our Manufacturing Excellence initiatives during 2013, especially within Industrial Chemicals. For 2013, we are taking a careful, prudent approach in viewing the company's potential performance, recognizing that several variables could impact our results - the timing of recovery in soda ash export pricing, the speed at which we continue to improve the performance of our Lithium business, and just how strong Latin America agricultural markets will be in the latter portions of the year.”

Brondeau concluded, “For the first quarter of 2013, we anticipate adjusted earnings of $1.02 to $1.12 per diluted share, a 10 percent increase over last year at the midpoint of this range. Agricultural Products' segment earnings are expected to be up approximately 20 percent, reflecting anticipated strong early demand in North America and a strong finish to the Latin American season. Specialty Chemicals' segment earnings are expected to be up in the high-single-digits percent with flat performance in Lithium and continued solid performance in BioPolymer. And in Industrial Chemicals, we expect earnings to decrease in excess of 20 percent due to lower soda ash export pricing.”

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Page 5/ FMC Corporation Announces Fourth Quarter and Full Year 2012 Results

FMC will conduct its fourth quarter conference call and webcast at 11:00 a.m. ET on Thursday, February 7, 2013. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its 2013 Outlook Statement, a schedule showing historical segment profit under the new presentation of segment profit that the company will shift to in 2013, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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Share and per share financial data discussed in this press release and the accompanying financial tables reflect the two-for-one split of FMC's common stock completed May 24, 2012.

FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2012, FMC had annual sales of approximately $3.7 billion. The company employs approximately 5,700 people throughout the world, and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2011 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

# # #

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Revenue	$1,000.0	$908.6	$3,748.3	$3,377.9

Costs of sales and services	659.4	615.5	2,407.1	2,210.5

Gross margin	340.6	293.1	1,341.2	1,167.4

Selling, general and administrative expenses	142.1	117.1	527.1	442.5
Research and development expenses	31.4	29.7	117.8	105.2
Restructuring and other charges (income)	19.2	5.2	38.1	32.4
Total costs and expenses	852.1	767.5	3,090.1	2,790.6
Income from operations	147.9	141.1	658.2	587.3
Equity in (earnings) loss of affiliates	(0.4)	0.5	0.3	(2.6)
Interest expense, net	11.5	9.9	45.3	39.4

Income from continuing operations before income taxes	136.8	130.7	612.6	550.5
Provision for income taxes	22.2	40.4	146.7	136.5
Income from continuing operations	114.6	90.3	465.9	414.0
Discontinued operations, net of income taxes	(8.4)	(8.6)	(30.2)	(31.8)
Net income	$106.2	$81.7	$435.7	$382.2
Less: Net income attributable to noncontrolling interests	4.0	3.8	19.5	16.3
Net income attributable to FMC stockholders	$102.2	$77.9	$416.2	$365.9

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$110.6	$86.5	$446.4	$397.7
Discontinued operations, net of tax	(8.4)	(8.6)	(30.2)	(31.8)
Net income	$102.2	$77.9	$416.2	$365.9
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.80	$0.61	$3.23	$2.79
Discontinued operations	(0.06)	(0.06)	(0.22)	(0.22)
Basic earnings per common share	$0.74	$0.55	$3.01	$2.57
Average number of shares used in basic earnings per share computations	137.6	140.4	137.7	142.1
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.80	$0.61	$3.22	$2.77
Discontinued operations	(0.06)	(0.06)	(0.22)	(0.22)
Diluted earnings per common share	$0.74	$0.55	$3.00	$2.55
Average number of shares used in diluted earnings per share computations	138.6	141.5	138.8	143.3

Other Data:
Capital additions	$97.4	$70.4	$225.4	$189.5
Depreciation and amortization expense	$37.4	$32.3	$137.8	$126.6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)*
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Revenue	$1,000.0	$908.6	$3,748.3	$3,377.9

Costs of sales and services	659.4	614.7	2,399.9	2,209.7

Gross margin	340.6	293.9	1,348.4	1,168.2

Selling, general and administrative expenses	133.5	115.0	492.2	428.0
Research and development expenses	31.4	29.7	117.8	105.2
Equity in (earnings) loss of affiliates	(0.4)	0.5	0.3	(2.6)
Net income attributable to noncontrolling interests	4.0	3.8	19.5	16.3

Total costs and expenses	827.9	763.7	3,029.7	2,756.6

Adjusted earnings from continuing operations, before interest and income taxes (Non-GAAP) (1)	$172.1	$144.9	$718.6	$621.3

Interest expense, net	11.5	9.9	45.3	39.4
Adjusted earnings from continuing operations, before income taxes	$160.6	$135.0	$673.3	$581.9

Provision for income taxes	49.0	23.4	190.0	153.0

Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP) (2)	$111.6	$111.6	$483.3	$428.9

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$0.81	$0.79	$3.48	$2.99
Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	138.6	141.5	138.8	143.3
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(1) Referred to as adjusted operating profit in the Press Release narrative.
(2) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of restructuring and other charges and income, non-operating retirement-related costs, acquisition-related charges and tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net income attributable to FMC stockholders (GAAP)	$102.2	$77.9	$416.2	$365.9
Discontinued operations, net of income taxes (a)	8.4	8.6	30.2	31.8
Restructuring and other charges (income) (b)	19.2	5.2	38.1	32.4
Non-operating pension and postretirement charges (c)	8.6	2.1	34.9	14.5
Acquisition-related charges (d)	—	0.8	7.2	0.8
Tax effect of restructuring and other charges (income), non-operating pension and postretirement charges and acquisition-related charges	(9.4)	(2.4)	(26.5)	(15.6)
Tax adjustments (e)	(17.4)	19.4	(16.8)	(0.9)

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$111.6	$111.6	$483.3	$428.9

Diluted earnings per common share (GAAP)	$0.74	$0.55	$3.00	$2.55
Discontinued operations per diluted share	0.06	0.06	0.22	0.22
Restructuring and other charges (income) per diluted share, before tax	0.15	0.04	0.27	0.23
Non-operating pension and postretirement charges per diluted share, before tax	0.06	0.01	0.25	0.10
Acquisition-related charges per diluted share, before tax	—	0.01	0.05	0.01
Tax effect of restructuring and other charges (income), non-operating pension and postretirement charges and acquisition-related charges, per diluted share	(0.07)	(0.02)	(0.19)	(0.11)
Tax adjustments per diluted share	(0.13)	0.14	(0.12)	(0.01)

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.81	$0.79	$3.48	$2.99

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	138.6	141.5	138.8	143.3
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(a) Discontinued operations for the three and twelve months ended December 31, 2012 and 2011, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
(b) 2012:
Restructuring and other charges (income) for the three months ended December 31, 2012, primarily include a charge of $13.3 million associated with our Lithium business within our Specialty Chemicals segment. The Lithium restructuring charge is a result of the abandonment of various fixed assets, primarily equipment, associated with a Potash project that we have decided not to complete since the project is no longer economically viable. Additionally, charges for the three months ended December 31, 2012 include charges associated with continuing environmental sites as a Corporate charge of $2.3 million. Remaining restructuring and other charges (income) for the three months ended December 31, 2012 include net miscellaneous charges of $3.6 million.

Restructuring and other charges (income) for the twelve months ended December 31, 2012, primarily include charges of $13.3 million associated with the asset abandonments within our Specialty Chemicals segment, $6.4 million associated with the Zeolites shutdown within our Industrial Chemicals segment, charges of $4.4 million related to a collaboration and license agreement entered into by our Agricultural Products segment for the purpose of obtaining certain technology and intellectual property rights relating to a new fungicide compound still under development and charges associated with continuing environmental sites as a Corporate charge of $5.8 million. Remaining restructuring and other charges (income) for the twelve months ended December 31, 2012 include net miscellaneous charges of $8.2 million.

2011:
Restructuring and other charges (income) for the three months ended December 31, 2011, primarily include charges related to the phase out of our Sodium Percarbonate facility of $5.3 million. Offsetting these charges is income from a recovery associated with our continuing environmental sites as Corporate income of $1.0 million. Remaining restructuring and other charges (income) for the three months ended December 31, 2011, include net miscellaneous charges of $0.9 million.
Restructuring and other charges (income) for the twelve months ended December 31, 2011, include charges related to the phase-out of our Sodium Percarbonate facility of $21.0 million, charges from the restructuring activities associated with our Huelva, Spain facility of $1.3 million and charges associated with our Barcelona, Spain, facility of $2.4 million, all of which are a part of our Industrial Chemicals segment. We also incurred charges associated with continuing environmental sites as a Corporate charge of $3.1 million. Remaining restructuring and other charges (income) for the twelve months ended December 31, 2011, include net miscellaneous charges of $4.6 million.
(c) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(d) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting. The charges for twelve months ended December 31, 2012 relate to a number of acquisitions completed in 2011 and 2012. The charges for the three and twelve months ended December 31, 2011 relate to the acquisitions completed during the fourth quarter of 2011. On the condensed consolidated statements of income, the charges are included in “Costs of sales and services”.
(e) The tax adjustments in the three months ended December 31, 2012 were primarily a result of a reduction in our valuation allowance related to state net operating losses expected to be recoverable in future years. The tax adjustments in the twelve months ended December 31, 2012 primarily represent the state tax valuation allowance reversal discussed in the previous sentence. Tax adjustments for the three months ended December 31, 2011 are primarily the result of an increase to our valuation allowance related to foreign operations for tax losses not expected to be fully recoverable in future years. Tax adjustments for the twelve months ended December 31, 2011, are primarily a result of a reduction in our liability for unrecognized tax benefits due to settlements of audits mostly offset by the valuation allowance increases recorded in the fourth quarter.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net income attributable to FMC stockholders (GAAP)	$102.2	$77.9	$416.2	$365.9
Discontinued operations, net of income taxes	8.4	8.6	30.2	31.8
Restructuring and other charges (income)	19.2	5.2	38.1	32.4
Non-operating pension and postretirement charges	8.6	2.1	34.9	14.5
Acquisition-related charges	—	0.8	7.2	0.8
Interest expense, net	11.5	9.9	45.3	39.4
Provision for income taxes	22.2	40.4	146.7	136.5
Adjusted earnings from continuing operations, before interest and income taxes (Non-GAAP) (1)	$172.1	$144.9	$718.6	$621.3
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(1) Referred to as Adjusted Operating Profit in the Press Release Narrative
RECONCILIATION OF FREE CASH FLOW
(Unaudited, in millions)

	Twelve Months Ended
	December 31
	2012	2011
Cash provided (required) by operating activities	$409.9	$425.6
Excess tax benefits from share-based compensation	9.7	7.4
Cash provided (required) by operating activities of discontinued operations	(50.2)	(44.3)
Cash provided (required) by investing activities, excluding acquisitions, net of cash acquired	(250.4)	(209.9)

Free Cash Flow (Non-GAAP)	$119.0	$178.8

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Revenue
Agricultural Products	$492.4	$409.2	$1,763.8	$1,464.5
Specialty Chemicals	236.2	222.6	913.8	879.1
Industrial Chemicals	272.2	277.1	1,076.1	1,038.5
Eliminations	(0.8)	(0.3)	(5.4)	(4.2)
Total	$1,000.0	$908.6	$3,748.3	$3,377.9
Income from continuing operations before income taxes
Agricultural Products	109.9	72.6	450.7	348.3
Specialty Chemicals	48.5	51.2	189.5	199.8
Industrial Chemicals	38.0	42.0	165.4	154.5
Eliminations	0.1	—	0.1	(0.1)
Segment operating profit	196.5	165.8	805.7	702.5
Corporate expense	(19.4)	(17.3)	(63.6)	(62.5)
Other income (expense), net	(5.0)	(3.6)	(23.5)	(18.7)
Adjusted earnings from continuing operations, before interest and income taxes (Non-GAAP)	$172.1	$144.9	$718.6	$621.3

Restructuring and other (charges) income (a)	(19.2)	(5.2)	(38.1)	(32.4)
Interest expense, net	(11.5)	(9.9)	(45.3)	(39.4)
Non-operating pension and postretirement charges (b)	(8.6)	(2.1)	(34.9)	(14.5)
Acquisition-related charges (c)	—	(0.8)	(7.2)	(0.8)
Provision for income taxes	(22.2)	(40.4)	(146.7)	(136.5)
Discontinued operations, net of income taxes	(8.4)	(8.6)	(30.2)	(31.8)
Net income attributable to FMC stockholders	$102.2	$77.9	$416.2	$365.9
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(a) 2012:
Amounts for the three months ended December 31, 2012, related to Agricultural Products of $2.4 million, Specialty Chemicals of $13.7 million, Industrial Chemicals of $0.8 million and Corporate of $2.3 million. Amounts for the twelve months ended December 31, 2012, related to Agricultural Products of $8.5 million, Specialty Chemicals of $13.7 million, Industrial Chemicals of $10.6 million and Corporate of $5.3 million.
2011:
Amounts for the three months ended December 31, 2011, related to Specialty Chemicals charges of $0.1 million, Industrial Chemicals charges of $6.3 million and Corporate income of $1.2 million. Amounts for the twelve months ended December 31, 2011, related to Agricultural Products charges of $1.2 million, Specialty Chemicals charges of $2.2 million, Industrial Chemicals charges of $26.1 million and Corporate charges of $2.9 million.
(b) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(c) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31, 2012	December 31, 2011
Cash and cash equivalents	$77.1	$158.9
Trade receivables, net	1,124.5	931.3
Inventories	675.7	470.3
Other current assets	181.1	173.4
Deferred income taxes	123.4	135.5
Total current assets	2,181.8	1,869.4

Property, plant and equipment, net	1,136.2	986.8
Goodwill	294.4	225.9
Deferred income taxes	233.3	246.9
Other long-term assets	528.2	414.5
Total assets	$4,373.9	$3,743.5

Short-term debt	$50.6	$27.0
Current portion of long-term debt	5.7	19.5
Accounts payable, trade and other	443.2	382.1
Accrued customer rebates	142.9	115.1
Guarantees of vendor financing	31.4	18.5
Accrued pensions and other postretirement benefits, current	21.3	9.2
Other current liabilities	440.3	348.5
Total current liabilities	1,135.4	919.9

Long-term debt	908.8	779.1
Long-term liabilities	774.9	740.4
Equity	1,554.8	1,304.1
Total liabilities and equity	$4,373.9	$3,743.5

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended December 31
	2012	2011
Cash provided (required) by operating activities	$409.9	$425.6

Cash provided (required) by operating activities of discontinued operations	(50.2)	(44.3)

Cash provided (required) by investing activities	(393.6)	(358.0)

Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	130.0	—
Increase (decrease) in short-term debt	22.6	9.0
Financing fees	—	(8.5)
Repayments of long-term debt	(20.4)	(121.3)
Proceeds from borrowings of long-term debt	5.9	300.2
Distributions to noncontrolling interests	(15.4)	(12.9)
Contingent consideration paid	(2.5)	—
Dividends paid	(47.8)	(41.2)
Repurchases of common stock under publicly announced program	(144.9)	(165.1)
Other repurchases of common stock	(4.1)	(4.2)
Excess tax benefits from share-based compensation	9.7	7.4
Issuances of common stock, net	18.7	11.3
	(48.2)	(25.3)
Effect of exchange rate changes on cash	0.3	(0.6)
Increase (decrease) in cash and cash equivalents	(81.8)	(2.6)

Cash and cash equivalents, beginning of year	158.9	161.5

Cash and cash equivalents, end of period	$77.1	$158.9